Exhibit (l)(27)

PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Abbey Capital Limited (“Abbey Capital”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Abbey Capital and Abbey Capital hereby purchases $         worth of shares of Class RRRRR Common Stock (par value $.001 per share), $         worth of shares of Class SSSSS Common Stock (par value $.001 per share) and $           worth of shares of Class TTTTT Common Stock (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on                       , 2014.

2.  The Company hereby acknowledges receipt from Abbey Capital of funds in the amount of $             in full payment for the Shares.

3.  Abbey Capital represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the          day of                   , 2014.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title:	President

ABBEY CAPITAL LIMITED

By:
Name:
Title: